Exhibit 99.1

NEORX REPORTS SECOND QUARTER 2003 RESULTS

Seattle, WA, July 28, 2003 - NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today reported results for the second quarter ended June 30, 2003.  In the second quarter, NeoRx submitted to the US Food and Drug Administration (FDA) its proposed pivotal clinical program for registration of its Skeletal Targeted Radiotherapy (STR™) product candidate for treatment of multiple myeloma, a cancer of the bone marrow. Subject to the FDA’s concurrence, NeoRx plans to begin patient enrollment in early 2004.

“Our number-one priority is the clinical development and registration for marketing of STR, a targeted therapeutic for bone-related cancers, that already has achieved exceptional results in multiple myeloma patients.  We’re in discussions with the FDA on details of the pivotal program and we plan to take advantage of all available regulatory mechanisms for expediting registration and approval of the STR product,” said Jack L. Bowman, CEO.  “ We are pursuing partnership opportunities to support STR development and commercialization.  We also are recruiting clinical investigators and finalizing manufacturing plans so we are ready to start the pivotal program as soon as we can.”

NeoRx reported net income of $5.3 million ($0.18 diluted earnings per share after preferred dividends) for the second quarter of 2003, compared to a net loss of $7.4 million ($0.28 diluted per share loss after preferred dividends) for the second quarter of 2002.  The Company reported net income of $1.2 million ($0.03 diluted earnings per share after preferred dividends) for the six months ended June 30, 2003, compared to a net loss of $14.5 million ($0.55 diluted per share loss after preferred dividends) for the six months ended June 30, 2002.

Revenue for the second quarter of 2003 was $10.2 million, compared to $1.2 million for the second quarter of 2002.  Revenue for the six months ended June 30, 2003, was $10.3 million compared to $1.5 million for the six months ended June 30, 2002.  Revenue for the second quarter and the first six months of 2003 consisted of $10.0 million from the assignment and license to Boston Scientific Corporation of certain intellectual property and revenue from a facilities lease agreement.  Revenue for the second quarter and first six months of 2002 consisted of a milestone payment of $1.0 million from Angiotech Pharmaceuticals, Inc., along with revenue from government grants and a facilities lease agreement.

Total operating expenses for the second quarter of 2003 decreased 45% to $4.9 million from $8.9 million for the second quarter of 2002 and decreased 46% to $8.9 million for the six months ended June 30, 2003, from $16.6 million for the same period in 2002.

Research and development expenses decreased 61% to $2.7 million for the second quarter of 2003 from $7.0 million for the second quarter of 2002 and decreased 59% to $5.3 million for the six months ended June 30, 2003, from $13.0 million for the same time period in 2002.  The decrease in research and development expenses for the second quarter of 2003 is the result of significantly reduced staffing, curtailment of the Company’s Pretarget® programs and other cost reduction measures taken in 2002 and 2003.

General and administrative expenses increased 16% to $2.2 million for the second quarter of 2003 from $1.9 million for the second quarter of 2002, and remained level at $3.6 million for the six months ended June 30, 2003 compared to the same time period in 2002.  The increase in general and administrative costs for the second quarter ended June 30, 2003, was due primarily to a non-cash expense of $0.6 million taken by the Company in connection with the amendment of stock options held by the former CEO, who resigned on June 30, 2003.

During the six month period ended June 30, 2003, the Company recorded a $0.2 million cumulative effect of change in accounting principle as a result of the Company’s adoption of SFAS 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

Cash and investment securities as of June 30, 2003, were $18.6 million compared to $16.1 million at December 31, 2002.  NeoRx achieved an average cash expenditure rate for the second quarter of 2003 of $1.3 million per month and believes that its cash will be sufficient to fund its anticipated working capital and capital requirements through the third quarter of 2004.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com

NeoRx, Pretarget and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

NeoRx Corporation

Condensed Consolidated Statements of
Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues	$10,190	$1,219	$10,306	$1,529
Operating Expenses::
Research and development	2,728	6,993	5,339	13,034
General and administrative	2,168	1,863	3,600	3,602
Total operating expenses	4,896	8,856	8,939	16,636

Income (loss) from operations	5,294	(7,637)	1,367	(15,107)
Other income, net	34	221	34	624
Net income (loss) before cumulative effect of change in accounting principle	5,328	(7,416)	1,401	(14,483)

Cumulative effect of change in accounting principle	—	—	190	—
Net income (loss)	5,328	(7,416)	1,211	(14,483)

Preferred stock dividends	(125)	(125)	(250)	(250)
Income (loss) applicable to common shares	$5,203	$(7,541)	$961	$(14,733)

Earnings (loss) per share:
Basic:
Before cumulative effect of change in accounting principle	$0.19	$(0.28)	$0.04	$(0.55)
Cumulative effect of change in accounting principle	—	—	—	—
Income (loss) applicable to common shares	$0.19	$(0.28)	$0.04	$(0.55)

Diluted:
Before cumulative effect of change in accounting principle	$0.18	$(0.28)	$0.03	$(0.55)
Cumulative effect of change in accounting principle	—	—	—	—
Income (loss) applicable to common shares	$0.18	$(0.28)	$0.03	$(0.55)

Shares used in calculation of loss per share:
Basic	27,009	26,602	26,913	26,589
Diluted	28,420	26,602	27,777	26,589

Pro forma amounts had accounting principle been applied retroactively:
Net loss		$(7,444)		$(14,538)
Preferred stock dividends		(125)		(250)
Loss applicable to common shares		$(7,569)		$(14,788)

Loss per share:
Basic and diluted		$(0.28)		$(0.56)

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS:
Cash and investment securities	$18,592	$16,136
Facilities and equipment, net	8,297	8,509
Other assets	477	1,348
Total assets	$27,366	$25,993

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$1,746	$3,210
Long-term liabilities	5,645	5,207
Shareholders’ equity	19,975	17,576
Total liabilities and shareholders’ equity	$27,366	$25,993